VOTING AGREEMENT


      Voting Agreement (this "Agreement") made this ______ day of _________________ between Robert S. Taubman ("RST") and Robert C. Larson as Trustee of the Robert C. Larson Revocable Trust u/a/d 11/24/86, as amended ("RCL").

                                   WITNESSETH

      WHEREAS, RST is the record and beneficial owner of 5,295 shares of Series B Preferred Stock of Taubman Centers, Inc. (the "Company"); and

      WHEREAS, RCL is the record and beneficial owner of 1,161,841 Units of Partnership Interest in The Taubman Realty Group Limited Partnership, 1,161,841 shares of Series B Preferred Stock of the Company and 266,636 shares of Common Stock of the Company (collectively, the "RCL Shares"); and

      WHEREAS, RST and RCL desire to enter into a Voting Agreement pursuant to, and in accordance with, ss. 461 of the Michigan Business Corporation Act.

      NOW, THEREFORE, in consideration of and reliance upon the recitals and the covenants contained herein and for other good and valuable consideration, the parties hereto intending to be legally bound, agree as follows:

      1. RCL hereby confers upon RST the sole and absolute right to vote the RCL Shares on any and all matters that come before the shareholders of the Company.

      2. This Agreement shall expire two years from the date of this Agreement (the "Term").

      3. This Agreement shall be deemed to constitute an irrevocable proxy from RCL to RST pursuant to ss. 422(e) of the Michigan Business Corporation Act.

      4. (a) If at any time, and from time to time, during the Term, RCL chooses to dispose of any of the RCL Shares, RCL shall first notify RST in writing (the "Notice") setting forth the number of RCL Shares he intends to sell (the "Offered Shares") and the Price (as hereinafter defined). The price per share for each of the Offered Shares (the "Price") shall be as set forth in the Notice, and in any event either (i) the closing price of the Common Stock of the Company (the "Common Stock") on the New York Stock Exchange on the date prior to the date of the Notice; or (ii) the price per share that any third party in a "tender offer" or otherwise is ready, willing and able (without any impediment) to pay for the Offered Shares.

            (b) RST shall have 5 business days from the date of the Notice within which to agree in writing (the "Notice of Acceptance") to purchase the Offered Shares at the Price.

            (c) If RST elects to purchase the Offered Shares, the closing shall take place within 5 business days of the date of the Notice of Acceptance. At the closing, RCL shall deliver Share Certificates and Unit Certificates for all of the Offered Shares free and clear of any liens or other impediments to title, either duly endorsed in blank for transfer or with duly executed stock powers attached against payment in cash of the Price multiplied by the number of Offered Shares.

            (d) If RST does not deliver the Notice of Acceptance within the period set forth in (b) above, RCL shall be free to sell the Offered Shares and, upon such sale, the Offered Shares so sold shall be released from this Agreement.

      5. If RCL elects to enter into a financing using the RCL Shares as collateral, RST (i) shall cooperate fully with RCL in any such financing; and
(ii) shall offer the person providing the financing the same rights as RCL has in Section 4 hereof as if that person was an original party hereto.

      6. This Agreement shall inure to the parties hereto and their respective heirs, successors and assigns.

      7. This Agreement shall be governed and interpreted by the internal laws of the State of Michigan.

      8. During the Term, each of the parties hereto agrees to take, or cause to be taken, such further actions and to execute and deliver, or cause to be executed and delivered, such further instruments, including, but not limited to irrevocable proxies, as any other party may, from time to time, reasonably request in order to fully effectuate the purposes, terms and conditions of this Agreement.

      9. RST hereby agrees to indemnify RCL for any and all liabilities, obligations, losses, damages, and reasonable expenses and attorney's fees that he may suffer or incur as a result of entering into this Agreement or the exercise by RST of any of the rights provided to him hereunder, including defending any claim asserting any of the foregoing.

      10. This Agreement constitutes the entire agreement between the parties regarding the subject matter.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                                --------------------------------
                                                Robert S. Taubman



                                                --------------------------------
                                                Robert C. Larson, Trustee of the
                                                Robert C. Larson Revocable Trust
                                                u/a/d 11/24/86, as amended.